EXHIBIT 5.1

Goodwin Procter LLP

Counselors at Law

Exchange Place

Boston, MA 02109

June 21, 2006

Boston Properties, Inc.

111 Huntington Avenue

Suite 300

Boston, MA 02199-7610

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 77,276 shares (the “Redemption Shares”) of common stock, par value $.01 per share (“Common Stock”) of Boston Properties, Inc. (the “Company”). The Redemption Shares may be issued by the Company if and to the extent that certain holders (the “Selling Shareholders”) of common units of limited partnership (“Units”) in the Boston Properties Limited Partnership, a Delaware partnership (the “Operating Partnership”), tender such Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Units for Redemption Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that, when the Redemption Shares being registered for the account of the Selling Shareholders have been duly issued and exchanged for Units tendered to the Operating Partnership for redemption by the Selling Shareholders as contemplated by the Registration Statement, such Redemption Shares will be validly issued, fully paid and nonassessable.

The foregoing assumes that (i) all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities and (ii) after the issuance of the Redemption Shares under the Registration Statement, the total number of issued shares of Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s certificate of incorporation, as amended and then in effect.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP